UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2008

THE MONEY TREE INC.

(Exact name of registrant as specified in its charter)

Georgia	333-122531	58-2171386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

114 South Broad Street, Bainbridge, Georgia	39817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (229) 246-6536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On November 18, 2008, the management of The Money Tree Inc. (the “Company”) concluded that the previously issued unaudited consolidated financial statements contained in the Company’s Quarterly Reports on Form 10-Q, for each of the first three quarters for fiscal year 2008, should no longer be relied upon because of an error in the statements. In the Company’s review of its loan charge-off process in conjunction with the initial Sarbanes-Oxley testing of controls and the completion of its implementation of a new accounting system for loans, the Company’s management performed an extensive analysis to determine the amount of past due loans over 180 days delinquent which had not been charged-off. The purpose of the analysis was to determine branch level controls over the determination of collectibility of past due loans. Management determined that there was not sufficient evidence to support the deferral of probable losses inherent in these loans, especially given the change in the economy and current liquidity crisis. Accordingly, management expanded its analysis and scrutiny of delinquent loans resulting in an abnormal amount of net charge-offs in the fourth quarter of 2008 of approximately $4.8 million. However, management has concluded that the loans charged-off in the fourth quarter of 2008 would have been charged-off in one of the first three quarters of fiscal 2008 if management had applied the same detailed analysis at each of these quarter ends that was applied in the forth quarter. In addition, based on both the abnormal 2008 charge-offs and the extreme adverse economic data published in the fourth quarter of fiscal year 2008, management believes it appropriate to revise its methodology in determining the adequacy of its allowance and to rely much more heavily on current data available rather than simply looking at average charge-offs over the most recent three years. The revision in methodology in evaluating the sufficiency of the allowance resulted in an increase to the allowance and an additional provision of approximately $4.2 million in addition to the provision resulting from restoring the allowance after charge-offs were made. It was concluded that the most appropriate method of determining the adjustment of the provision in each of the fiscal year 2008 quarters was to calculate the portion of both the abnormal charge-offs made in the fourth quarter of 2008 and the related overall increase in the allowance for loan losses based on the increase in peer group charge-offs in each quarter to the total increase in peer group charge-offs for the entire year. The effect of this determination on each of the three quarters ended December 25, 2007, March 25, 2008 and June 25, 2008 is to increase the provision for credit losses by $500,000, $2,400,000 and $2,000,000, respectively.

As soon as practicable, the Company expects to file amended Quarterly Reports on Form 10-Q to accurately reflect its restated financial position and results of operations.

The error in the financial statements disclosed above was, in part, caused by a material weakness in the company’s internal control over financing reporting, i.e., there was a deficiency in the determination as to the collectability of certain loans. The Company is committed to remedying the deficiency and weakness and is implementing certain remedial measures, including (i) enhanced accountability to personnel responsible for determining loan collectability and (ii) planning to utilize a more objective process or trigger for loan charge-offs and will generally charge-off all loans greater than 180 days past due, with exceptions documented as the rationale for deferring charge-off.

The Company’s board of directors and Chief Financial Officer have discussed with Carr, Riggs & Ingram, LLC, the Company’s independent registered public accounting firm, the matters described above.

In light of this error in the financial statements, the Company has terminated its public offerings of Series A Variable Rate Subordinated Debentures (Commission File No. 333-122531) and Subordinated Demand Notes (Commission File No. 333-122533), which offerings were set to expire under Securities and Exchange Commission rules on December 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MONEY TREE INC.
(Registrant)

Date: November 24, 2008	By:	/s/ Steven P. Morrison
Steven P. Morrison
Chief Financial Officer

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